DSW Inc. Reports Second Quarter 2014 Financial Results

•	Second quarter Reported sales increase 4.5% to $587 million

•	Second quarter Adjusted sales increase 5.2% to $587 million; comparable sales increase 0.8%

•	First six months Reported sales increase 1.9% to $1.19 billion; comparable sales decrease 1.5%

•	Second quarter Reported EPS totals $0.38 per share and Adjusted EPS totals $0.37 per share

•	Full year Adjusted EPS guidance of $1.50 to $1.65 per share, based on flattish comps for the year

•	Board of Directors approves a quarterly dividend of $0.1875 per share

COLUMBUS, Ohio, August 26, 2014 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended August 2, 2014, which compare to the thirteen week period ended August 3, 2013.

Mike MacDonald, President and Chief Executive Officer stated, "In the quarter we accomplished our goal of achieving improvement in the underlying sales trends and eliminating any inventory imbalances. All major categories recorded improved sales performance in the second quarter compared to the first quarter. In addition, we were encouraged by the sequential improvement in sales trends as the quarter progressed. The actions we took to balance inventories created margin pressure but inventories at the end of the quarter were current and below the prior year on a cost per square foot basis.

We continued to make progress in our omni-channel initiative. The changes we are making are fundamental to the way we serve our customers. They will enable DSW to respond to the rapidly changing customer shopping patterns and maintain our position of strength in the footwear industry," Mr. MacDonald added.

Second Quarter Operating Results

•	Reported sales increased 4.5% to $587 million compared to last year's second quarter sales of $562 million.

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Adjusted sales increased 5.2% to $587 million compared to last year's second quarter sales of $558 million, which excluded sales from the Company's luxury test. For the thirteen week period ended August 2, 2014, comparable sales increased by 0.8%. This follows an increase of 4.4% during the thirteen week period ended August 3, 2013.

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Reported net income was $34.3 million, or $0.38 per diluted share on 91 million weighted average shares outstanding, which includes an after-tax gain related to income for RVI. This compares to Reported net income in the second quarter of 2013 of $33.7 million, or $0.37 per diluted share, which included a net after-tax loss of $1.5 million, or $0.02 per share, from our luxury test, and a net charge of $9.3 million, or $0.10 per share, from the termination of the pension plan assumed in conjunction with the RVI merger.

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Adjusted net income was $33.6 million, or $0.37 per diluted share on 91 million weighted average shares outstanding. This compares to net income, adjusted for the results of our luxury test and legacy charges from RVI, for the same period last year of $44.6 million, or $0.49 per diluted share, on 92 million weighted average shares outstanding.

Six Months Ended August 2, 2014 Operating Results

•	Reported sales increased 1.9% to $1.19 billion compared to last year's sales of $1.16 billion.

•	Adjusted sales increased 2.7% to $1.19 billion compared to last year's sales of $1.15 billion, which excluded sales from the Company's luxury test.

•	For the twenty-six week period ended August 2, 2014, comparable sales decreased by 1.5%. This follows an increase of 0.8% during the twenty-six week period ended August 3, 2013.

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Reported net income was $73.0 million, or $0.80 per diluted share, on 92 million weighted average shares outstanding. This compares to Reported net income in the same period last year of $68.2 million, or $0.74 per diluted share, which included a net after-tax loss of $12.9 million, or $0.14 per share, from our luxury test, and a net after-tax charge of $9.3 million, or $0.10 per share, from the termination of the pension plan assumed in conjunction with the RVI merger.

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Adjusted net income was $72.2 million, or $0.79 per diluted share, on 92 million weighted average shares outstanding. This also compares to net income, adjusted for the net loss from our luxury test and legacy charges from RVI, for the same period last year of $90.4 million, or $0.99 per diluted share, on 92 million weighted shares outstanding.

Second Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $465 million at quarter end compared to $500 million at the end of the second quarter last year.

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Inventories were at $415 million compared to $405 million during the second quarter last year. On a cost per square foot basis, DSW segment inventories decreased by 3.3% at the end of quarter, excluding inventory for our luxury test last year.

•	The Company repurchased approximately 2 million shares for $55 million under its $100 million authorized share buyback plan, with $43 million of its current authorization remaining.

Regular Dividend
On August 19, 2014, DSW's Board of Directors approved a quarterly cash dividend payment of $0.1875 per share. The dividend will be paid on September 30, 2014 to shareholders of record at the close of business on September 19, 2014.

Fiscal 2014 Annual Outlook
For the fifty-two week fiscal year ending January 31, 2015, the Company expects Adjusted earnings per share to range from $1.50 to $1.65 per share. This assumes flattish comps and total revenue growth in the mid single digit range. This guidance includes omni-channel related expenses of $10 million, or approximately $0.07 per share, a tax rate of 39% and diluted shares outstanding of 91 million.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://dswinc.investorroom.com today at 8:30 AM Eastern, or call 1-888-317-6003 in the U.S. or 412-317-6061 outside the U.S (conference number 4655137) approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on September 5, 2014 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. (conference number 10051255). An audio replay of the conference call, as well as additional financial information, will also be available at http://dswinc.investorroom.com.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids. As of August 26, 2014, DSW operates 410 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com. DSW also supplies footwear to 362 leased locations in the United States and operates two Yellow Box stores under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

DSW INC.
Q2 2014 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Twenty-six weeks ended
	August 2, 2014	August 3, 2013	% change	August 2, 2014	August 3, 2013	% change
	(in thousands)			(in thousands)

DSW	$553,814	$530,921	4.3%	$1,112,680	$1,093,845	1.7%
Affiliated Business Group	33,282	31,142	6.9%	73,363	69,580	5.4%
Total DSW Inc.	$587,096	$562,063	4.5%	$1,186,043	$1,163,425	1.9%
Less: Luxury test sales	—	3,822		—	9,077
Total Adjusted DSW Inc. sales	$587,096	$558,241	5.2%	$1,186,043	$1,154,348	2.7%

Comparable sales change by reportable segment (excludes luxury)

	Thirteen weeks ended		Twenty-six weeks ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
DSW	0.8%	4.4%	(1.7)%	0.8%
Affiliated Business Group	2.5%	4.3%	1.6%	0.9%
Total DSW Inc.	0.8%	4.4%	(1.5)%	0.8%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2014 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; our success in executing our omni-channel initiative; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to our electronic processing of sensitive and confidential customer and associate data; risks related to leases of our properties; risks related to the realization of benefits related to our acquisition of an equity interest in Town Shoes, a leading branded shoe retailer in Canada; foreign currency exchange risk; risks related to our cash and investments; and the realization of risks related to the merger with Retail Ventures, Inc., including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 2, 2014	February 1, 2014	August 3, 2013
Assets
Cash and equivalents	$87,406	$112,021	$68,929
Short-term investments	151,647	224,098	200,238
Accounts receivable, net	27,868	26,646	21,742
Inventories	414,988	397,768	404,512
Prepaid expenses and other current assets	52,515	34,101	39,116
Deferred income taxes	22,331	18,130	42,368
Total current assets	756,755	812,764	776,905

Property and equipment, net	331,269	318,620	310,374
Long-term investments	225,972	243,188	230,599
Goodwill	25,899	25,899	25,899
Deferred income taxes	12,466	11,587	14,366
Investment in Town Shoes	24,788	—	—
Note receivable from Town Shoes	47,755	—	—
Other assets	8,863	9,186	8,030
Total assets	$1,433,767	$1,421,244	$1,366,173

Liabilities and shareholders' equity
Accounts payable	$192,999	$168,705	$176,625
Accrued expenses	107,123	115,697	127,151
Total current liabilities	300,122	284,402	303,776

Non-current liabilities	142,479	138,298	131,657
Total shareholders' equity	991,166	998,544	930,740
Total liabilities and shareholders' equity	$1,433,767	$1,421,244	$1,366,173

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$587,096	$562,063	$1,186,043	$1,163,425
Cost of sales	(415,192)	(378,621)	(826,134)	(796,986)
Gross profit	171,904	183,442	359,909	366,439
Operating expenses	(118,594)	(129,461)	(245,348)	(258,172)
Operating profit	53,310	53,981	114,561	108,267
Interest income, net	635	481	1,593	821
Income before income taxes and income from Town Shoes	53,945	54,462	116,154	109,088
Income tax provision	(20,824)	(20,742)	(44,394)	(40,853)
Income from Town Shoes	849	—	849	—
Income from continuing operations	33,970	33,720	72,609	68,235
Total income from discontinued operations, net of tax	358	—	358	—
Net income	$34,328	$33,720	$72,967	$68,235

Diluted shares used in per share calculations:	91,126	91,796	91,618	91,678

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.37	$0.37	$0.79	$0.74
Diluted earnings per share from discontinued operations	0.00	—	0.00	—
Diluted earnings per share	$0.38	$0.37	$0.80	$0.74

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

For thirteen weeks and twenty six weeks ended August 2, 2014, the table below presents the adjustments to reported results:

	Thirteen weeks ended August 2, 2014			Twenty-six weeks ended August 2, 2014
	Net income		Diluted earnings per share	Net income		Diluted earnings per share
Reported Measure	$34,328		$0.38	$72,967		$0.80

Less: RVI operating expenses
RVI operating expenses, net of tax	377	(1)	0.00	377	(1)	0.00
Total income from discontinued operations, net of tax	358	(1)	0.00	358	(1)	0.00

Adjusted Measure	$33,593		$0.37	$72,232		$0.79
(1) The adjustments for the current period relate to RVI's recovery from the Filene's Basement debtors' estates.

The table below presents the adjustments for the prior period:

	Thirteen weeks ended August 3, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$562,063	$(378,621)	$183,442	$(129,461)	$33,720	$0.37

Less: luxury test
Net sales	3,822
Cost of sales		(5,733)
Gross profit (loss), including valuation reserves on remaining inventory & operating expenses			(1,911)	(554)	(1,532)	(0.02)

Less: RVI pension and other RVI related expenses				(14,741)	(9,309)	(0.10)

Adjusted Measure	$558,241	$(372,888)	$185,353	$(114,166)	$44,561	$0.49

	Twenty-six weeks ended August 3, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$1,163,425	$(796,986)	$366,439	$(258,172)	$68,235	$0.74

Less: luxury test
Net sales	9,077
Cost of sales		(27,495)
Gross profit (loss), including valuation reserves on remaining inventory & operating expenses			(18,418)	(2,442)	(12,887)	(0.14)

Less: RVI pension and other RVI related expenses				(14,741)	(9,309)	(0.10)

Adjusted Measure	$1,154,348	$(769,491)	$384,857	$(240,989)	$90,431	$0.99

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

SOURCE DSW Inc.

For further information:
Christina Cheng, CFA (855) 893-5691, Senior Director of Investor Relations